UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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EAU TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Amendment to Asset Purchase Agreement. As previously disclosed in the Form 8-K filed on August 22, 2007, on August 16, 2007, EAU Technologies, Inc. (“EAU” or the “Company”) and Perfect Water & Essentials, LLC (“PWE”) entered into that certain Agreement for Purchase and Sale of Assets—Perfect Empowered Drinking Water and Perfect Essentials (the “Asset Purchase Agreement”) pursuant to which PWE has the right to purchase certain assets of the Company which are used in the operation of its consumer division, which division is commonly referred to by the Company as the Perfect Essentials Division. The description of the Asset Purchase Agreement and related agreements included in the August 22 Form 8-K are incorporated herein by this reference.

The Asset Purchase Agreement required PWE to close on the acquisition no later than September 12, 2007. As the transaction did not close on that date, PWE forfeited earnest money in the amount of $50,000 to EAU.

As previously disclosed in the Form 8-K filed on October 3, 2007, on September 27, the parties entered into a Closing Date Extension Agreement for Purchase and Sale of Assets (“Extension Agreement”) pursuant to which PWE paid an additional $50,000 deposit, to be applied to the purchase price for the assets, and the deadline was extended to close the transaction until October 12, 2007. In addition, the Extension Agreement gave PWE the right to pay another $50,000, in the form of a non-refundable extension fee, if it needed to further extend the closing date, up until October 31, 2007. The copy of the Extension Agreement and its description included in the October 3 Form 8-K are incorporated herein by this reference.

The transaction did not close on or before October 12 and PWE forfeited its $50,000 deposit related to the October 12 closing date. PWE subsequently paid another $50,000, in the form of a non-refundable extension fee, to further extend the closing date up until October 31. The transaction did not close on or before October 31 and PWE forfeited its $50,000 extension fee related to the October 31 closing date.

On November 1, 2007, the Company and PWE entered into a Closing Date Extension Re Agreement for Purchase and Sale of Assets (the “Second Extension Agreement”) pursuant to which PWE paid an additional non-refundable earnest money deposit of $50,000, to be applied to the purchase price for the assets, and the deadline was extended to close the transaction until November 15, 2007. PWE also agreed to make a deposit to Cresta Verde Escrow, Mission Viejo, CA, in the amount of $900,000 or more as a showing of good faith that it will have the ability to close on or before the extended closing date. The Second Extension Agreement is filed herewith as Exhibit 10.1.

Section 5 - Corporate Governance and Management.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Directors. On October 31, 2007, the Board of Directors of the Company appointed Karl Hellman and J. Leo Montgomery as members of the Board of Directors (the “Board”). Mr. Montgomery will serve as Non-Executive Chairman of the Board. The Board also appointed Mr. Hellman as a member of the Compensation Committee and appointed Mr. Montgomery as a member of the Audit Committee. The Company’s press release announcing the appointment of both individuals is filed herewith as Exhibit 99.1.

Mr. Hellman is the founder of Resultrek, a management consulting and marketing training firm, where he has served as Chief Executive Officer and President since 1999. Prior to that from 1997 to 1999, Mr. Hellman served as a Principal of Scott, Madden & Associates, a management consulting firm. Mr. Hellman has more than 30 years of consulting and corporate experience. He received his B.A. from Beloit College and his Masters Degree from Northwestern University.

Mr. Hellman has a consulting agreement with the Company. Under the agreement, Mr. Hellman has been paid $14,625 in consulting fees in 2007 and will be paid an additional $4,875 upon the completion of a pending project.

Mr. Montgomery was a senior partner at Ernst & Young retiring in 2003 after a 39 year career. Mr. Montgomery served in several leadership roles at Ernst & Young and was the coordinating partner for many major clients of the firm. He is currently an Advisory Director at SunTrust Robinson Humphrey (a division of SunTrust Capital Markets). He is also a member of the Board of Directors of Cypress Communications, Inc. Beginning in May 2006, Mr. Montgomery has served as a consultant to EAU Technologies. Mr. Montgomery is a Certified Public Accountant and holds a B.A. degree from Harding University.

The Company has a consulting agreement with JL Montgomery Consulting, LLC, a consulting practice owned by Mr. Montgomery. Under the agreement, in April 2006 Mr. Montgomery received a warrant to purchase 500,000 shares of common stock at $2.76 per share, to expire at the end of five years. (The agreement is described more fully in the Company’s March 31, 2006 Quarterly Report on Form 10-QSB and attached to the Form 10-QSB as exhibit 10.13. The consulting agreement and its description are incorporated herein by this reference.) In October 2007, the warrant was amended to expire in ten rather than five years. This agreement also provides for consulting fees in a monthly amount to be negotiated after the Company achieves two consecutive quarters of positive EBITDA. As the Company has not achieved this milestone, no fees have been payable to date.

The Company made payments of $248,030 and $30,000 to SunTrust Robinson Humphrey in May and October of 2006, respectively, in connection with certain financing agreements. During this time, Mr. Montgomery was an Advisory Director with SunTrust Robinson Humphrey.

There is no arrangement or understanding between Mr. Hellman or Mr. Montgomery and any other person pursuant to which either individual was selected as a director of the Company. Other than the transactions referenced above, there are no transactions in which either individual has an interest requiring disclosure under Item 404(a) of Regulation S-B.

(e) 2007 Stock Incentive Plan. On October 23, 2007, the Board approved the Company’s 2007 Stock Incentive Plan, subject to shareholder approval. The Board will submit it for shareholder approval at the December 6, 2007 annual meeting. A copy of the 2007 Stock Incentive Plan is filed herewith as Exhibit 10.3.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired.
Not applicable

(b)   Pro Forma Financial Information.
Not applicable

(c)   Shell Company Transactions.
Not Applicable

(d)   Exhibits.

Exhibit Number	Description
10.1	Second Extension Agreement to the Asset Purchase Agreement

10.3	2007 Stock Incentive Plan

99.1	Press Release dated November 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, EAU Technologies, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2007	EAU TECHNOLOGIES, INC.

	By:	/s/ Wade R. Bradley
Wade R. Bradley
Chief Executive Officer